Exhibit 3
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SEGMENTZ, INC.
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Segmentz, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, certifies:
     FIRST: This Certificate of Amendment was authorized and approved by the Board of Directors on February 28, 2006, and by the holders of a majority of the Corporation’s issued and outstanding voting capital stock on May 31, 2006.
     SECOND: Article I of the Certificate of Incorporation is deleted in its entirety and replaced with the following:
“ARTICLE I
CORPORATE NAME
     The name of this Corporation shall be: EXPRESS-1 EXPEDITED SOLUTIONS, INC. “
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Financial Officer this May 31, 2006.

SEGMENTZ, INC.
/s/ Mark Patterson
Mark Patterson, Chief Financial Officer